Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Matthew Mors
Websense, Inc.	Websense, Inc.
(858) 320-8072	mmors@websense.com
kpatterson@websense.com

N E W S R E L E A S E

Websense Reports Third Quarter 2010 Results

•	Revenue exceeded guidance range on higher revenue yield

•	Record non-GAAP net income and non-GAAP EPS up 17 percent and 19 percent, respectively, from Q3’09, exceeding guidance ranges

•	Cash flow from operations up 21 percent from Q3’09 to $27.2 million

•	Net billings of $77.4 million, down 8 percent from Q3’09 on shorter average contract duration

SAN DIEGO, October 26, 2010 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the third quarter of 2010. Separately, the company announced the refinancing of its senior secured revolving credit facility and term loan and an increased authorization for share repurchase.

Third Quarter 2010 GAAP Financial Highlights

•	Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased to $84.7 million, up 7.8 percent from $78.6 million in the third quarter of 2009.

•	Operating income was $12.4 million, up more than 800 percent compared with $1.3 million in the third quarter of 2009.

•	Net income was $5.8 million, or 13 cents per diluted share, compared with a loss of $1.9 million, or four cents per diluted share, in the third quarter of 2009.

•	Weighted average diluted shares outstanding were 42.9 million. During the quarter, the company repurchased 1,041,682 shares of its common stock for approximately $20 million.

•	Cash flow from operations was $27.2 million, an increase of 20.8 percent compared with $22.5 million in the third quarter of 2009.

•

Days billings outstanding of 62 days at quarter-end declined four days from the end of the second quarter of 2010 and one day from end of the third quarter of 2009. Quarter-end accounts receivable were $53.5 million, compared with $61.5 million at the end of the second quarter of 2010 and $56.8 million at the end of the third quarter of 2009.

•	Deferred revenue increased $28.0 million to $369.4 million, up 8.2 percent from the third quarter of 2009.

•	The company repaid $3 million of principal on its term loan during the quarter, reducing the principal balance of the loan to $67 million as of September 30, 2010.

Third Quarter 2010 Non-GAAP* Financial Highlights

•

Non-GAAP revenue was $85.3 million, an increase of 3.8 percent compared with non-GAAP revenue of $82.2 million in the third quarter of 2009. Non-GAAP revenue in the third quarter of 2010 included approximately $0.6 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the third quarter of 2009 included approximately $3.6 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•

Higher revenue and lower selling expenses associated with lower billings drove an increase in non-GAAP operating margin to 28.5 percent compared with 25.3 percent in the second quarter of 2010 and 26.2 percent in the third quarter of 2009.

•	Non-GAAP operating income was $24.3 million, an increase of 12.6 percent compared with $21.6 million in the third quarter of 2009.

•	Non-GAAP net income was a record $15.9 million, or 37 cents per diluted share, an increase of 17.1 percent compared with $13.6 million, or 31 cents per diluted share, in the third quarter of 2009.

Third Quarter 2010 Billings*

“Our plans for growth, which we outlined at the start of year, focus on two key strategies: continued innovation of our content security technologies and a transformation of the sales team to effectively sell our integrated Web, data and email security offerings. We continue to believe these are the correct strategies to drive our business forward,” said Gene Hodges, Websense Chief Executive Officer.

“Our customers appear to be facing significant budgetary pressures, reflecting the economic uncertainty we described last quarter, and a softening economic outlook, particularly in Europe and the UK. In our subscription-based model, this tightening was reflected as lower average contract duration, which reduced our third quarter billings by an estimated $7 million” added Hodges. “Although we did not achieve our goal for total billings this quarter, we believe we made significant progress in our efforts to improve sales execution and rebuild the pipeline of future business. Additionally, our continued focus on sales process improvements resulted in an increase in the average annualized contract value and a higher revenue yield on billings, and we were encouraged that our win-loss rate against competitors was consistent with prior quarters.”

Quarterly Billings Metrics

Millions, except contract value and duration	Q3’10 Reported	Q3’09 Reported	Y/Y Change
Total net billings	$77.4	$84.5	-8.4%
Net billings to end-user customers	$73.0	$80.1	-8.9%
OEM billings	$4.4	$4.4	0.7%
Incremental end-user net billings(1)	$22.2	$20.5	8.0%
Net end-user billings from renewals	$50.8	$59.6	-14.7%
International end-user net billings	$35.2	$41.0	-14.0%
Average annualized contract value	$8,700	$8,100	7.4%
Average contract duration (months)	21.8	23.9	-8.8%
Exchange rates used in FX-neutral calculations
Euro	$1.27	$1.42	-10.6%
Pound Sterling	$1.54	$1.64	-6.1%

(1)	Incremental billings include upgrades to new products by existing/renewing customers (i.e., DLP, Hosted, and the incremental portion of WSG family migrations) and new customer product purchases.

Third quarter 2010 OEM billings include a new $2 million strategic OEM arrangement with Juniper Networks and approximately $500,000 contract audit adjustment from one of the discontinued OEM partners. The arrangement with Juniper represents a strategic commitment to standardize on Websense web and data security technology.

Selected Q3’10 Billings Metrics Adjusted for Q3’09 Exchange Rates and Duration

Millions, except duration	Q3’10 reported	Adjustment to Q3’09 FX rates	Estimated adjustment to Q3’09 duration	Estimated Q3’10 billings at Q3’09 FX and duration
Total net billings	$77.4	$1.3	$7	$85.7
Net billings to end-customers	$73.0	$1.3	$7	$81.3
OEM billings	$4.4	—	—	$4.4
Average contract duration (months)	21.8	—	2.1	23.9

*	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Outlook for Fiscal Year 2010

Websense provides annual guidance on anticipated financial performance for the fiscal year based on an assessment of the current business environment, historical seasonal business trends and prevailing exchange rates between the U.S. dollar and other major currencies. In providing updated guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 22 and 24 months, and currency exchange rates of $1.36 for the Euro and $1.58 for the Pound Sterling for the fourth quarter of 2010, and disclaims any obligation to update the statements as circumstances change.

2010 Outlook (as of 10/26/10)
Net billings	$340 –$350 million
Net billings to end-user customers	$329 –$339 million
GAAP revenue	$331 –$333 million
Non-GAAP revenue	$335 –$337 million
Non-GAAP gross margin	87 – 88%
Non-GAAP earnings per diluted share	$1.22 – $1.26
Estimated non-GAAP tax rate	32 – 33%
Average diluted shares outstanding	43 – 44 million
Cash flow from operations	$88 – $92 million
Capital expenditures	Approximately $9 million
Free cash flow	$79 – $83 million

Non-GAAP guidance for 2010 revenue and diluted earnings per share includes approximately $4.3 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but will not be recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Increased Authorization for Share Repurchase and New Credit Facility Announced

Separately, Websense announced that its Board of Directors has authorized the repurchase of an additional 8 million shares of the company’s common stock. The company also announced the refinancing of its senior secured revolving credit and term loan facility. The new facility will decrease borrowing costs and increase operating flexibility. Additional information can be found at http://investor.websense.com/releases.cfm.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the financial results today, October 26, at 2:00 p.m. Pacific time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through December 31, 2010, and a taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291, pass code 12855461.

Non-GAAP Financial Measures

This news release provides financial measures for the third quarters and year-to-date periods of 2010 and 2009, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share that include revenue from SurfControl that would have been recognized during the respective periods of 2010 and 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, non-GAAP operating results for the respective periods of both years exclude certain cash and non-cash expenses relating to the company’s acquisitions, primarily including amortization of intangible assets and deferred financing fees, as well as share-based compensation expense and related tax effects. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the current and prior year quarters and year-to-date periods and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides non-GAAP guidance for the fourth quarter and fiscal year 2010, including guidance for revenue and earnings per diluted share, that includes revenue from SurfControl that would have been recognized during the fourth quarter and full year 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. The fourth quarter and full year 2010 guidance also is based on non-GAAP operating expenses that are calculated in the same manner used to calculate historical non-GAAP operating expenses as described above.

This news release also includes financial measures for net billings and free cash flow for fiscal year 2010, incremental billings and adjustments to billings for currency and contract durations that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes these measurements are useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The rollforwards of deferred revenue (which includes net billings and revenue) for the third quarter of 2010 are set forth at the end of this news release. Free cash flow is defined as cash flow from operations less capital expenditures.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified Web, data, and email content security solutions, delivers the best security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance, and cloud-based software-as-a-service (SaaS), Websense content security solutions help organizations leverage new communication, collaboration, and Web 2.0 business tools while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing Internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit http://www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense and www.facebook.com/webatwork

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Websense, the Websense logo and ThreatSeeker are registered trademarks of Websense, Inc. in the United States and/or other countries. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owner.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including our fourth quarter and full year financial estimates, statements about our sales execution and competitive position, OEM revenue trends and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the company’s credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues	$84,748	$78,601	$246,388	$234,004
Cost of revenues	13,563	13,169	38,673	37,400

Gross profit	71,185	65,432	207,715	196,604
Operating expenses:
Selling and marketing	36,428	40,739	116,134	122,073
Research and development	13,186	13,696	40,957	39,147
General and administrative	9,161	9,734	27,479	30,894

Total operating expenses	58,775	64,169	184,570	192,114

Income from operations	12,410	1,263	23,145	4,490
Interest expense	(791)	(1,700)	(2,834)	(5,659)
Other (expense) income, net	(59)	184	(949)	612

Income (loss) before income taxes	11,560	(253)	19,362	(557)
Provision (benefit) for income taxes	5,779	1,672	9,626	(880)

Net income	$5,781	$(1,925)	$9,736	$323

Basic net income per share	$0.14	$(0.04)	$0.23	$0.01

Diluted net income per share	$0.13	$(0.04)	$0.22	$0.01

Weighted average shares - basic	42,200	44,131	42,536	44,444

Weighted average shares - diluted	42,907	44,131	43,527	44,812

Financial Data:
Total deferred revenue	$369,431	$341,476	$369,431	$341,476

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,738	$82,862
Cash and cash equivalents - restricted	243	267
Accounts receivable, net	53,493	82,529
Income tax receivable/prepaid income tax	6,693	11,446
Current portion of deferred income taxes	38,578	36,538
Other current assets	13,673	11,461

Total current assets	198,418	225,103
Cash and cash equivalents - restricted, less current portion	420	167
Property and equipment, net	17,572	16,494
Intangible assets, net	47,691	67,563
Goodwill	372,445	372,445
Deferred income taxes, less current portion	12,007	11,795
Deposits and other assets	9,347	8,094

Total assets	$657,900	$701,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,552	$5,135
Accrued compensation and related benefits	20,802	21,953
Other accrued expenses	18,364	19,965
Current portion of income taxes payable	8,530	1,938
Current portion of senior secured term loan	12,328	12,429
Current portion of deferred tax liability	2,323	4,572
Current portion of deferred revenue	234,893	239,010

Total current liabilities	305,792	305,002
Other long term liabilities	2,210	1,298
Income taxes payable, less current portion	17,706	15,988
Senior secured term loan, less current portion	54,672	74,571
Deferred tax liability, less current portion	1,374	970
Deferred revenue, less current portion	134,538	141,102

Total liabilities	516,292	538,931
Stockholders’ equity:
Common stock	543	529
Additional paid-in capital	361,924	330,451
Treasury stock, at cost	(257,410)	(194,672)
Retained earnings	38,152	28,416
Accumulated other comprehensive loss	(1,601)	(1,994)

Total stockholders’ equity	141,608	162,730

Total liabilities and stockholders’ equity	$657,900	$701,661

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Nine Months Ended
	September 30, 2010	September 30, 2009
Operating activities:
Net income	$9,736	$323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,037	38,597
Share-based compensation	17,496	18,412
Deferred income taxes	(4,352)	(9,378)
Unrealized (gain) loss on foreign exchange	(14)	141
Excess tax benefit from share-based compensation	(1,220)	(200)
Changes in operating assets and liabilities:
Accounts receivable	30,939	23,388
Other assets	(3,896)	(2,330)
Accounts payable	2,914	139
Accrued compensation and related benefits	(1,577)	66
Other liabilities	(3,119)	(2,231)
Deferred revenue	(10,682)	(307)
Income taxes payable and receivable/prepaid	11,814	(2,788)

Net cash provided by operating activities	76,076	63,832

Investing activities:
Change in restricted cash and cash equivalents	(197)	747
Purchase of property and equipment	(6,162)	(9,159)

Net cash used in investing activities	(6,359)	(8,412)

Financing activities:
Principal payments on senior secured term loan	(20,000)	(26,000)
Principal payment on capital lease obligation	(532)	—
Proceeds from exercise of stock options	12,217	2,237
Proceeds from issuance of common stock for employee stock purchase plan	3,131	2,787
Excess tax benefit from share-based compensation	1,220	200
Tax payments related to restricted stock unit issuances	(2,736)	(322)
Purchase of treasury stock	(59,714)	(22,454)

Net cash used in financing activities	(66,414)	(43,552)

Effect of exchange rate changes on cash and cash equivalents	(427)	292
Increase in cash and cash equivalents	2,876	12,160
Cash and cash equivalents at beginning of period	82,862	64,096

Cash and cash equivalents at end of period	$85,738	$76,256

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	September 30, 2010	September 30, 2009
GAAP Revenues	$84,748	$78,601
Deferred revenue related to SurfControl acquisition (1)	588	3,592

Non-GAAP Revenues	$85,336	$82,193

GAAP Gross profit	$71,185	$65,432
Deferred revenue related to SurfControl acquisition (1)	588	3,592
Amortization of acquired technology (3)	2,124	3,036
Restructuring and integration related items (4)	—	—
Severance charges from Q3 2009 reduction in force (5)	—	115
Share-based compensation (2)	294	345

Gross profit adjustment	3,006	7,088

Non-GAAP Gross profit	$74,191	$72,520

GAAP Operating expenses	$58,775	$64,169
Amortization of other intangible assets (3)	(4,380)	(6,591)
Restructuring and integration related items (4)	—	387
Severance charges from Q3 2009 reduction in force (5)	—	(1,202)
Share-based compensation (2)	(4,489)	(5,810)

Operating expense adjustment	(8,869)	(13,216)

Non-GAAP Operating expenses	$49,906	$50,953

GAAP Income from operations	$12,410	$1,263
Gross profit adjustment	3,006	7,088
Operating expense adjustment	8,869	13,216

Non-GAAP Income from operations	$24,285	$21,567

GAAP Net income (loss)	$5,781	$(1,925)
Gross profit adjustment	3,006	7,088
Operating expense adjustment	8,869	13,216
Amortization of deferred financing fees (6)	131	322
Income tax effect on the above items (7)	(1,856)	(5,097)

Non-GAAP Net income	$15,931	$13,604

GAAP Net income (loss) per share	$0.13	$(0.04)
Non-GAAP adjustments as described above per share, net of tax (1-7)	0.24	0.35

Non-GAAP Net income per share	$0.37	$0.31

GAAP Diluted common shares	42,907	44,131
Effect of dilutive securities (8)	—	467

Non-GAAP Diluted common shares	42,907	44,598

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Nine Months Ended
	September 30, 2010	September 30, 2009
GAAP Revenues	$246,388	$234,004
Deferred revenue related to SurfControl acquisition (1)	4,011	14,390

Non-GAAP Revenues	$250,399	$248,394

GAAP Gross profit	$207,715	$196,604
Deferred revenue related to SurfControl acquisition (1)	4,011	14,390
Amortization of acquired technology (3)	6,373	9,109
Restructuring and integration related items (4)	—	3
Severance charges from Q3 2009 reduction in force (5)	—	115
Share-based compensation (2)	990	1,012

Gross profit adjustment	11,374	24,629

Non-GAAP Gross profit	$219,089	$221,233

GAAP Operating expenses	$184,570	$192,114
Amortization of other intangible assets (3)	(13,141)	(19,771)
Restructuring and integration related items (4)	—	166
Severance charges from Q3 2009 reduction in force (5)	—	(1,202)
Share-based compensation (2)	(16,506)	(17,400)

Operating expense adjustment	(29,647)	(38,207)

Non-GAAP Operating expenses	$154,923	$153,907

GAAP Income from operations	$23,145	$4,490
Gross profit adjustment	11,374	24,629
Operating expense adjustment	29,647	38,207

Non-GAAP Income from operations	$64,166	$67,326

GAAP Net income (loss)	$9,736	$323
Gross profit adjustment	11,374	24,629
Operating expense adjustment	29,647	38,207
Amortization of deferred financing fees (6)	586	911
Income tax effect on the above items (7)	(10,128)	(22,207)

Non-GAAP Net income	$41,215	$41,863

GAAP Net income (loss) per share	$0.22	$0.01
Non-GAAP adjustments as described above per share, net of tax (1-7)	0.73	0.92

Non-GAAP Net income per share	$0.95	$0.93

GAAP Diluted common shares	43,527	44,812
Effect of dilutive securities (8)	—	—

Non-GAAP Diluted common shares	43,527	44,812

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share and non-GAAP diluted common shares, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.

(2)	Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration, travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.

(5)	Severance charges from Q3 2009 reduction in force. We have excluded this non-recurring charge as it is not indicative of future operating results.

(6)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the principal payments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(7)	Income tax effect on the above items. This amount adjusts the provision (benefit) for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(8)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at June 30, 2010	$376,806
Net billings during third quarter 2010	77,373
Less GAAP revenue recognized during third quarter 2010	(84,748)

GAAP deferred revenue balance at September 30, 2010	$369,431

Websense, Inc.
Rollforward of Non-GAAP Deferred Revenue
(Unaudited and in thousands)

Non-GAAP deferred revenue balance at June 30, 2010	$378,485
Net billings during third quarter 2010	77,373
Less Non-GAAP revenue recognized during third quarter 2010	(85,336)

Non-GAAP deferred revenue balance at September 30, 2010	$370,522

Websense, Inc.
Reconciliation of GAAP to Non-GAAP Deferred Revenue
(Unaudited and in thousands)

GAAP deferred revenue balance at September 30, 2010	$369,431
Addback: Deferred revenue related to SurfControl acquisition	1,091

Non-GAAP deferred revenue balance at September 30, 2010	$370,522